Exhibit 10.5

SECOND AMENDMENT
TO THE
AMERICA’S FAVORITE CHICKEN COMPANY
1996 NONQUALIFIED PERFORMANCE STOCK OPTION PLAN — EXECUTIVE

     THIS AMENDMENT made and entered into this 24th day of March, 2005, by America’s Favorite Chicken Company (the “Company”).

WITNESSETH:

     WHEREAS, the Company has previously adopted the America’s Favorite Chicken Company Nonqualified Performance Stock Option Plan (the “Plan”); and

     WHEREAS, § 11 states that the Committee (as such term is defined in the Plan) has the right to adjust the number or kind of shares of Common Stock to reflect a corporate transaction such as a reorganization, reclassification, stock dividend or stock split; and

     WHEREAS, § 19 reserves to the Committee the right to amend or the Plan as it shall deem advisable;

     NOW, THEREFORE, the Plan is hereby amended as follows, effective as of the date of shareholder approval hereof:

1.

     By amending § 11 to read as follows:

     11. Adjustments.

     (a) The number, kind or class (or any combination thereof) of shares of Common Stock subject to outstanding Options and the Option Price of such shares shall be adjusted by the Committee in a reasonable and equitable manner to preserve immediately after

(1)	any equity restructuring or change in the capitalization of the Company, including, but not limited to, spin offs, stock dividends, cash dividends (other than ordinary cash dividends), rights offerings or stock splits, or

(2)	any other transaction described in § 424(a) of the Code which does not constitute an Extraordinary Event under Section 14 hereof the aggregate intrinsic value of each such outstanding Option immediately before such restructuring or recapitalization or other transaction.

     (b) Available Shares. If any adjustment is made with respect to any outstanding Option under Section 11(a), then the Committee shall adjust the number, kind or class (or any combination thereof) of shares of Common Stock reserved under Section 5 so that there is a sufficient number, kind and class of shares of Common Stock available for issuance pursuant to each such Option as adjusted under Section 11(a) without seeking the approval of the Company’s shareholders for such adjustment unless such approval is required under applicable law or the rules of the stock exchange on which shares of Common Stock are traded. Furthermore, the Committee shall have the absolute discretion to further adjust such number, kind or class (or any combination thereof) of shares of Common Stock reserved under Section 5 in light of any of the events described in Section 11(a)(1) and Section 11(a)(2) to the extent the Committee acting in good faith determinates that a further adjustment would be appropriate and proper under the circumstances and in keeping with the purposes of this Plan without seeking the approval of the Company’s shareholders for such adjustment unless such approval is required under applicable law or the rules of the stock exchange on which shares of Common Stock are traded.

     (c) Fractional Shares. If any adjustment under this Section 11 would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock under any Option, such fractional share shall be disregarded and the number of shares of Common Stock reserved under this Plan and the number subject to any Options shall be the next lower number of shares of Stock, rounding all fractions downward. An adjustment made under this Section 11 by the Committee shall be conclusive and binding on all affected persons.

2.

     Except as herein amended, the provisions of the Plan shall remain in full force and effect.

AFC ENTERPRISES, INC.
By:	/s/ Frank J. Belatti
Frank J. Belatti
Chairman of the Board and Chief Executive Officer